Exhibit 21.1

CONSOLIDATED SUBSIDIARIES OF THE ANDERSONS, INC.

Subsidiary	Place of Organization
Bridge Agri Partners, Inc.	Canada
Bridge Agri Partners Montana, Inc.	Montana
Capstone Commodities, LLC	Texas
David T. Boyd & Co. Limited	United Kingdom
Feed Factors Ireland Limited	Ireland
Feed Factors Limited	United Kingdom
Heartland Soil Services	Kansas
Kay Flo Industries, Inc.	Iowa
Lansing Brasil Comercial & Exportadora de Produtos Agricolas Ltda.	Brazil
Lansing Brasil Holdings, LLC	Delaware
Lansing de Mexico S.de R.L. de C.V.	Mexico
Lansing de Mexico Servicios S. de R.L. de C.V.	Mexico
Lansing Louisiana, LLC	Delaware
Lansing Proprietary, LLC	Delaware
Lansing Trade Group - Asia PTE LTD	Singapore
Lansing Trade Group – Germany GmbH	Germany
Lansing Trade Group, LLC	Delaware
Lansing Trading Company, Ltd.	China
Lawnbox LLC	Ohio
Liqui Fert Corporation	Puerto Rico
Maumee Ventures LLC	Ohio
Metamora Commodity Company, Inc.	Ohio
Mineral Processing Company	Ohio
New Eezy-Gro Inc.	Ohio
Nutra-Flo Company	Iowa
Plant Nutrient Operations LLC	Ohio
Purity Foods, Inc.	Michigan
Skyland Grain, LLC	Kansas
TAI Hold Co, LLC	Michigan
The Andersons Biofuels Processing LLC	Delaware
The Andersons Canada Limited	Canada
The Andersons Ethanol LLC	Ohio
The Andersons Executive Services LLC	Ohio
The Andersons Farm Development Co., LLC	Ohio
The Andersons Grain Romania S.R.L	Romania
The Andersons Marathon Holdings LLC	Ohio
The Andersons MEA DMCC	United Arab Emirates
The Andersons Plant Nutrient LLC	Ohio
The Andersons Quik-Pak, LLC	Delaware
The Andersons Railcar Company LLC	Ohio
The Andersons Reed and Perrine Lawn Products, LLC	Delaware
The Andersons Switzerland Inc.	Delaware
The Andersons Switzerland SARL	Switzerland

Subsidiary	Place of Organization
The Andersons Winona Terminal, LLC	Minnesota
Thompsons USA Limited	Delaware
Titan Lansing, LLC	Delaware
Top Cat Holding Co	Delaware